EXHIBIT C
MORGAN STANLEY BUSINESS DEVELOPMENT COMPANIES
Insider Trading Policy
Policy Statement
Overview: The officers and directors of each of the Companies1 and other persons subject to this policy are prohibited from trading, either personally or on behalf of others, including client accounts, in Company Securities (as defined below) while in possession of material nonpublic information (“inside information”) and communicating inside information to another person within the Company or its investment adviser (collectively, the “Adviser”) whose job does not require them to have such information or outside of the Company or the Adviser to other persons. Generally, inside information is defined as nonpublic information that may have a significant impact on the price of a financial instrument or that a reasonable investor would be likely to consider important in making an investment decision.
Covered Parties: This Insider Trading Policy applies to all directors and officers of the applicable Company and the Adviser as well as family members, other members of a person’s household and entities controlled by a person covered by this Insider Trading Policy. A Company may also determine that other persons should be subject to this Insider Trading Policy, such as broader Morgan Stanley firm employees, contractors or consultants who have access to inside information.
Each of the Companies and the Adviser has also adopted a Code of Ethics and each party subject to such Codes of Ethics remains subject to the provisions thereof in addition to this Insider Trading Policy, as applicable.
This Insider Trading Policy is drafted broadly and will be applied and interpreted in a similar manner. Each of the Companies and the Adviser views seriously any violation of this Insider Trading Policy.
Policies and Procedures
Persons subject to this Insider Trading Policy have ethical and legal obligations to maintain the confidentiality of inside information about a Company and to not engage in transaction in Company Securities while in possession of insider information. Covered Parties must not engage in illegal trading and must avoid the appearance of improper trading on inside information. In all cases, the responsibility for determining whether an individual is in possession of inside information rests with that individual, and any action on the part of a Company, the Adviser, the relevant compliance officer of the Company, the Adviser, or otherwise or any other individual pursuant to this Insider Trading Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities law.
It is the policy of each Company that no Covered Party who is aware of inside information relating to the Company may, directly, or indirectly through family members or other persons or entities: (i) engage in transactions in Company Securities, except pursuant to a plan that complies with all of the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, (ii) recommend that others engage in transactions in any Company Securities, (iii) disclose insider information to persons within the Company or its investment adviser whose jobs do not require them to have that information or outside of the Company or the Adviser to other persons, unless any such disclosure is made in accordance with the applicable policies regarding the protection or authorized external disclosure of information regarding the Company, or (iv) assist anyone engaged in any of these activities.
Transactions in Company Securities by Covered Parties
Covered Parties may not transact in any security issued by the Company, or (if permitted) any derivative security based on or related to any Company security (collectively, “Company Securities”), including through
1 This Insider Trading Policy applies to the following business development companies (“BDCs”) (each, a “Company”, with such reference deemed to refer to all companies, separately, unless otherwise indicated) and any future business development companies with a common or affiliated investment adviser: Morgan Stanley Direct Lending Fund, T Series Middle Market Loan Fund LLC, North Haven Private Income Fund LLC, North Haven Private Income Fund A LLC, LGAM Private Credit LLC, SL Investment Fund II LLC.

any deferred compensation or retirement plans, while in possession of inside information about the Company, including during any applicable window periods (discussed below).
Directors, officers of the Company, other employees of Morgan Stanley, and any other Covered Parties may only transact in Company Securities during a window period after obtaining pre-clearance from the Morgan Stanley Legal and Compliance Department (“LCD”) or through Morgan Stanley’s Trade Pre-Clearance System. Once approval is received, the specific transaction must be executed before the close of the next business day; otherwise, an additional approval is required. It is each Company’s policy that the window period begins on the next business day after the Company publicly releases quarterly or annual financial results and extends only until such time as any undisclosed financial information or other undisclosed information regarding the Company or the Adviser becomes inside information. Should the window period fall on a weekend, such window will be extended through the close of business on the following business day.